Exhibit 3.193

Certificate of Organization of Corporation under the General Law The undersigned, officers of ft corporation organised at a meeting of the signers of the articles of agreement therefor, duly called and bald at the 3wroby certify as follows s The name of said. corporation is SBAW*S EEA1TX CO. The purposes of said corporation are 1. To carry on business in real estate with full power to acquire, own, hold,

The amount of capital stock is Thousand ($300,030) The amount at common stock la Dollar ($JQ0*0Q0) consisting of few thousand (3,000) ba8 of par Talus of m Wan The amount of preferred stock Is 8 The amount of capital stock, already paid in is the par value at shares is (£200) The of the of said shares are as follows5 D. Mila South Portland, Jordan. Mat 1 .Edward F. Bans

Said corporation is locates! at Portland County of The number of directors . is not. 1and the mm of M3Us, W B. and Eduard ten the name of the is Eduard and his residence is The under signed,. is president; the undersigned, Jordan is treasurer; and the undersigned, Jordan ml F. of the directors of said corporation, fitness our hands day of April, a. D. 19 55 . President Treasurer A D. 19 55. men personally appeared severally made oath to the foregoing certificate, that the same is true. Before me, — Justice of the Pease. STATE OF MAINE Attorney General’s Office, April 22, A. B. 19 55 , I hereby certify that I have examined the foregoing certificate , the same is properly drawn and signed, and is able to the constitution and laws of the State. - Attorney